AMENDMENT TO ADMINISTRATION AGREEMENT


      This Amendment dated as of August 1, 1995, is to the Administration Agreement dated June 3, 1991, by and between FRANKLIN INVESTORS SECURITIES TRUST, a Massachusetts business trust (the "Trust"), on behalf of FRANKLIN ADJUSTABLE U.S. GOVERNMENT SECURITIES FUND (the "Fund"), a series of the Trust, and FRANKLIN ADVISERS, INC., a California corporation, (the "Administrator"). The undersigned parties, intending to be legally bound, hereby agree as follows:

      (1)  Paragraph 4 is amended to include section C:

            C. The Administrator may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services. The Administrator shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Fund's expenses, as if such waiver or limitation were full set forth herein.

      (2) All other provisions of the Administration Agreement dated June 3, 1991, remain in full force and effect.

      IN WITNESS WHEREOF, we have signed this Amendment as of the date and year first above written.




FRANKLIN INVESTORS SECURITIES TRUST
On behalf of Franklin Adjustable U.S.
Government Securities Fund


By /s/ Deborah R. Gatze,




FRANKLIN ADVISERS, INC.


By /s/ Harmon E. Burns